                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                            INTERACTIVE TELESIS INC.
             (Exact Name of Registrant as Specified in its Charter)

           Delaware                            7371                  33-0649915
           --------                            ----                  ----------
(State or other jurisdiction of    (Primary Standard Industrial    (IRS Employer
incorporation or organization)     Classification Code Number)        I.D. No.)


                            Interactive Telesis Inc.
                        12636 High Bluff Drive, 2nd Floor
                           San Diego, California 92130
                                 (858) 523-4000
     (Address, Including Zip Code and telephone Number, Including Area Code, of Registrant's Principal Executive Offices)


                    William R. Adams, Chief Financial Officer
                            Interactive Telesis Inc.
                        12636 High Bluff Drive, 2nd Floor
                           San Diego, California 92130
                                 (858) 523-4000
     (Address, Including Zip Code and telephone Number, Including Area Code, of Agent for Service)


                                   Copies to:
                             Bruce J. Rushall, Esq.
                               RUSHALL & McGEEVER
                          1903 Wright Place, Suite 250
                               Carlsbad, CA 92008

         Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

                                                     PROPOSED MAXIMUM        PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF        AMOUNT TO BE      OFFERING PRICE PER      AGGREGATE OFFERING        AMOUNT OF
  SECURITIES TO BE REGISTERED      REGISTERED            SHARE(1)                  PRICE           REGISTRATION FEE (2)
-----------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value       1,760,000              $.20                  $352,000                $88
per share


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended. The registration fee has been calculated based upon the last reported sales price as reported on the Nasdaq National Market System for the Registrant's common stock on July 30, 2001.

(2) Pursuant to Rule 457(p), Registrant hereby offsets the $88 Registration Fee with $88 of the remaining $1,351 of the $1,502 excess Registration Fee paid in connection with the Registration Statement filed by Registrant on Form SB-2 on December 20, 2000, as amended (file No. 333-52284).

----------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION ON JULY 31, 2001

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE. IT MIGHT CHANGE. WE CANNOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT THAT WE HAVE FILED WITH THE SEC IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR DOES IT SOLICIT OFFERS TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                1,760,000 Shares

                                   [ITI LOGO]

                            INTERACTIVE TELESIS INC.

                                  Common Stock

        This prospectus may be used only in connection with the following resales of common stock of INTERACTIVE TELESIS INC.:

         -- 1,000,000 shares which may be offered and sold, from time to time, by BH Capital Investments, L.P. ("BH Capital") and Excalibur Limited Partnership ("Excalibur") who will originally receive all or a portion of these shares by converting shares of Series B preferred stock they own.

         -- An additional, 375,000 shares may be offered and sold, from time to time, by BH Capital and Excalibur who will originally receive all or a portion these shares upon conversion of Series B preferred stock they may receive as dividends in kind on the shares of Series B preferred stock they own.

         -- An additional 300,000 shares may be offered and sold, from time to time, by BH Capital and Excalibur, who will originally purchase some or all of these shares upon exercise of warrants they own.

         -- An additional 75,000 shares of common stock may be offered and sold by Next Millenium Capital Holdings, LLC ("Next Millenium") and Mr. Ira Terk.

         -- 10,000 shares may be offered and sold from time to time by Next Millenium and Mr. Terk will originally purchase some or all of these shares upon the exercise of warrants they own.

         We refer to BH Capital, Excalibur, Next Millenium and Mr. Terk as the "selling stockholders."

         Our common stock is traded on the OTC Bulletin Board market under the symbol "TSIS". On July 30, 2001, the last sale price of our common stock on the Nasdaq over-the-counter-market was $.20 per share.

         Investing in our common stock involves risks. See "RISK FACTORS" beginning on page 5.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION ("SEC") NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OUR SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. IT IS ILLEGAL FOR ANYONE TO TELL YOU OTHERWISE.


                                  THE DATE OF THIS PROSPECTUS IS JULY ___, 2001.

                                TABLE OF CONTENTS

                                                                            PAGE

       Special Note Regarding Forward-looking Statements                     -1-

RISK FACTORS SUMMARY                                                         -1-

PROSPECTUS SUMMARY                                                           -2-
       Interactive Telesis Inc.                                              -2-
       Our Address                                                           -2-

RISK FACTORS                                                                 -3-

USE OF PROCEEDS                                                              -7-

DIVIDEND POLICY                                                              -7-

MATERIAL CHANGES                                                             -7-
       Changes in Our Officers and Directors                                 -7-
       Outlook                                                               -8-
       BH Capital and Excalibur Financing                                    -8-
       H&QGF Financing                                                       -9-

SELLING STOCKHOLDERS                                                        -10-

DESCRIPTION OF CAPITAL STOCK                                                -11-
       Authorized Stock                                                     -12-
       Common Stock                                                         -12-
       Preferred Stock                                                      -12-
       Warrants                                                             -14-

PLAN OF DISTRIBUTION                                                        -16-

LEGAL PROCEEDINGS                                                           -17-

INDEMNIFICATION OF DIRECTORS AND OFFICERS                                   -18-

LEGAL MATTERS                                                               -18-

EXPERTS                                                                     -18-

WHERE YOU CAN FIND MORE INFORMATION                                         -19-

INCORPORATION BY REFERENCE                                                  -19-

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Information both included and incorporated by reference in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

         The following are some of the important factors that could cause actual results or outcomes to differ materially from those discussed in forward-looking statements:

                              RISK FACTORS SUMMARY

         - We have a history of operating losses and may incur additional losses in the future.

         - We depend on a small number of customers who account for most of our revenues.

         - The loss of one or more of our customers could materially and adversely affect our business.

         -        We may need additional financing.

         - We depend on skilled and experienced employees and there is not assurance such employees will be available when and if we need them.

         - Revenues from portions of our business may vary throughout our fiscal year.

         - Our business relies in substantial part on the services and facilities of third parties.

         - There are no substantial barriers to the entry of potential competitors to our business.

         - The market for our common stock is potentially illiquid due to the penny stock regulations.

         -        The trading price of our common stock is highly volatile.

         - There are substantial dilutive affects from the repricing rights and anti-dilution rights we have outstanding.

         - Other matters discussed in the "Risk Factors" section of this Prospectus.

                               PROSPECTUS SUMMARY

         This summary highlights some of the information in this prospectus. It may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors, the financial statements and the documents incorporated by reference into this prospectus.

INTERACTIVE TELESIS INC.

         Interactive Telesis Inc. (also referred to as the "Company" or "we") is a leading provider of specialized interactive voice response (IVR) services and in the deployment of automated speech recognition (ASR) technologies and speech-enabled hosting services. Interactive Telesis presents very compelling solutions for companies desiring to leverage the benefits of speech recognition without the high cost of ownership responsibilities, capital outlay and internal IT staff requirements. We also own a controlling interest in Paragon Voice Systems, a San Diego based developer and value-added reseller of computer telephony solutions in the emerging technology field of ASR services. Jointly with Paragon, we develop and deploy advanced speech recognition solutions for corporate customers.

OUR ADDRESS

         Our principal executive offices are located at 12636 High Bluff Dr., Suite 200, San Diego, California 92130. Our telephone number is 858-523-4000. Our internet website is located at www.interactivetelesis.com.

THE OFFERING

Common Stock Offered          1,760,000

Use of Proceeds               We will not receive proceeds from the sale of the
                              shares covered by this prospectus. All such proceeds will go to the selling stockholders.

OTC Bulletin Board Symbol     TSIS

Risk Factors                  You should read the "RISK FACTORS" section
                              beginning on page 4 and the other cautionary statements in this to ensure that you understand the risks associated with an investment in our common stock.

----------

         As of July 13, 2001 there were 33,177,290 shares of common stock outstanding which does not include an aggregate of 3,400,758 shares of common stock issuable upon the exercise of options and other warrants outstanding and includes only 75,000 of the shares of common stock included in the registration statement of which this prospectus is a part.

                                  RISK FACTORS

         The business of the Company involves a number of risks and uncertainties that could cause actual results to differ materially from results projected in any forward-looking statement in this report. The Company's securities are speculative and investment in the Company's securities involves a high degree of risk and the possibility that the investor will suffer the loss of the entire amount invested.

RISKS RELATED TO THE COMPANY'S BUSINESS

         WE HAVE A HISTORY OF LOSSES AND MAY INCUR LOSSES IN THE FUTURE. We have incurred significant net losses under our current plan of business. Through our fiscal quarter ended April 30, 2001, we had an accumulated deficit of $12,840,003. There is no assurance that our revenues will grow or that we will obtain profitability in the future. Our ability to increase revenue and obtain profitability will be affected by other risks and uncertainties described below, most of which are outside of our control.

         OUR CURRENT BUSINESS IS DEPENDENT UPON A SMALL NUMBER OF CUSTOMERS WHO ACCOUNT FOR MOST OF OUR REVENUES. Historically, we have relied on a small number of customers for most of our revenues and earnings.

         THE LOSS OF ONE OR MORE OF THESE CUSTOMERS AND OUR INABILITY TO REPLACE THEM COULD MATERIALLY ADVERSELY AFFECT OUR SHORT-TERM PROFITABILITY. For example, AT&T stopped using our record and replay services in July 2000. AT&T represented 38% and 47% of our revenues for the years ended July 31, 2000 and 1999, respectively. To date, we have not fully replaced this customer.

         OUR CURRENT BUSINESS DEPENDS ON SKILLED AND EXPERIENCED EMPLOYEES. Also, we are currently trying to find a replacement for our former chairman and chief executive officer. We have no long-term contracts with our key employees. Competition for skilled and experienced software programmers and supporting skills in our geographic region is intense and we may not be able to hire or retain key employees as needed. If we are unable to hire, train and manage new skilled and experienced employees as needed, we would be unable to support our planned growth and future operations.

         REVENUES FROM PORTIONS OF OUR BUSINESS MAY VARY THROUGHOUT OUR FISCAL YEAR. For example, our Digital Record & Replay services may be utilized mostly during the quarterly earnings season, which is typically held by calendar-year companies during the months of January, April, July and October.

         WE MAY NEED ADDITIONAL FINANCING. If our business operations do not proceed as currently anticipated, we will need additional capital to fully implement our business plan through the first half of our fiscal year 2002. We cannot assure you that additional capital will be available when and if we need it; and, if not available, we may not be able to conduct effectively or even continue our business operations.

         WE RELY SIGNIFICANTLY ON THE SERVICES AND FACILITIES OF THIRD PARTIES. Our operations depend to a significant degree on a number of other third parties, including telecommunication service providers. We have no effective control over these third parties. From time to time, we could experience temporary interruptions in our telecommunications access. Continuous or prolonged interruptions in our telecommunications access would have a material adverse affect on our business, financial condition, and results of operations. Our agreements with our telecommunications providers place certain limits on our ability to obtain damages from the service providers for failure to maintain services to our facilities.

         WE DO NOT BELIEVE SUBSTANTIAL BARRIERS EXIST TO THE ENTRY BY OTHER COMPANIES INTO ONE OR MORE OF THE SERVICES WE PROVIDE. Accordingly, we could, in the future, encounter significant competition for our services from one or more competitors which have significantly greater technical and/or financial resources than us.

         WE HAVE A LIMITED OPERATING HISTORY. We implemented our current plan of business in 1994 and remain dependent upon a limited variety of services and small number of significant customers. See "Business" on page 16 and "Business Concentration" on page 20. We intend to expand the scope of our services and our customer base but there is no assurance that our long-term operating strategies for the sales of our ASR hosting services in selected markets will be successful.

         WE DO NOT HAVE COPYRIGHT OR PATENT PROTECTION FOR OUR PROPRIETARY SOFTWARE SYSTEMS. We do not consider our service mark or trade secrets to be material to our financial results and/or results of operations.

         MANY OF OUR CUSTOMERS HAVE GREATER TECHNICAL AND FINANCIAL RESOURCES THAN WE DO. Should they deem it advisable and economically feasible, our major customers could choose to internally provide the services they contract us to provide. Accordingly, there is no assurance that in the future one or more of our major customers may not provide internally services which it now purchases from us.

         IF WE ARE UNABLE TO DEVELOP NEW SERVICES OR EXPAND FEATURES OF EXISTING SERVICES, WE MAY NOT BE ABLE TO EXPAND OUR OPERATIONS. We must continually explore additional areas and services which we may offer to our customers. Our inability to manage our growth could harm our business. Also, if we are unable to continually improve our ability to deliver services to customers, we may not be able to accommodate the increasing level of use or expanding needs of our customer base.

         OUR BUSINESS IS SUBJECT TO CHANGES IN THE COMPUTER AND TELECOMMUNICATION INDUSTRIES WHICH ARE OCCURRING AT A RAPID RATE. It is possible that future changes in these industries could significantly change the demand for our services and/or the means by which we provide our services. Our failure to adapt to such changes could adversely affect our volume or cause our services to become obsolete.

RISKS RELATED TO AN INVESTMENT IN THE COMPANY'S COMMON STOCK

         POTENTIAL LACK OF LIQUIDITY IN OUR COMMON STOCK DUE TO PENNY STOCK REGULATIONS. Because our common stock trades below $5.00 per share, we are subject to the Securities Enforcement and Penny Stock Reform Act of 1990 (the "Penny Stock Rules"). The Penny Stock Rules adversely affect the market liquidity for our common stock because broker-dealers trading in Penny Stocks must, among other things, provide customers with a risk disclosure statement setting forth certain specified information prior to a purchase transaction; disclose to the customer inside bid quotation and outside offer quotation for this Penny Stock, or, in a principal transaction, the broker-dealer's offer price for the Penny Stock; disclose the aggregate amount of any compensation the broker-dealer receives in the transaction; disclose the aggregate amount of the cash compensation that any associated person of the broker-dealer, who is a natural person, will receive in connection with the transaction; deliver to the customer after the transaction certain information concerning determination of the price and market trading activity of the Penny Stock. Also, prior to the transaction, the broker-dealer must approve the customer's account for transactions in Penny Stocks and receive from the customer a written agreement to the transaction setting forth the identity and quantity of the Penny Stock to be purchased. Also, under the Penny Stock Rules, broker-dealers must provide monthly account statements to customers which include the above-disclosures regarding penny stock investments. These requirements make it more difficult administratively for broker-dealers to buy and sell our stock on behalf of their customers. Consequently, the Penny Stock Rules affect the ability of our shareholders to sell the Company's shares in the secondary market.

         WE EXPECT THE TRADING PRICE OF OUR STOCK TO REMAIN HIGHLY VOLATILE. The trading price for our stock has in the past fluctuated significantly and is expected to continue to fluctuate primarily because of the number of shares outstanding, the low trading price of the stock, developments in our business, including announcements of technological innovations, fluctuations in customer orders, customer cancellations, the introduction of new products by our competitors, service problems and/or quarterly variations in the actual or anticipated results of our operations. Also, the over-the-counter market in which our stock trades has historically experienced extreme price and volume volatility, which has particularly affected market prices of technology company stock. This volatility has often been unrelated to the operating performance of the companies. Broad market volatility may adversely affect the market and price of our stock.

         THERE ARE DILUTIVE EFFECTS FROM OUR OUTSTANDING REPRICING RIGHTS. We issued repricing rights for 905,797 shares of our common stock previously purchased by BH Capital and Excalibur which require us to issue additional shares if the average market price at the time these investors sell their stock is less than approximately $3.04 per share. Also, anti-dilution rights in our agreement relating to these shares entitle BH Capital and Excalibur to receive additional shares of our common stock if, before they sell these shares, we issue any additional shares at a lower price than the $2.76 per share these investors paid for their shares. The issuance of these additional shares could materially reduce our net income per share, if any, in future periods and could materially and adversely affect the market price for our common stock. Moreover, the more shares these investors become entitled to receive pursuant to their repricing rights or under their anti-dilution rights, the more influence and control they could exert over the Company. Our agreement with BH Capital limits their ownership of our common stock to no more than 9.9% at any given time.

         THERE ARE POTENTIAL DILUTIVE EFFECTS FROM OUR OUTSTANDING CONVERTIBLE LOAN. Our common stock issued to Hambrecht & Quist Guaranty Finance, LLC ("H&QGF") by reason of its conversion of its convertible loan, as well as common stock we may issue a result of the payment of interest and principal-in-kind payments on the convertible loan, could have a dilutive impact on our stockholders with the same potential results as shares issued by reason of the repricing rights and anti-dilution provisions discussed above.

         SHORT SELLING BY THE HOLDERS OF OUR REPRICING RIGHTS MIGHT NEGATIVELY AFFECT OUR STOCK PRICE. Each of the investors holding the repricing rights has agreed that until such time that it no longer owns any unexercised repricing rights, they will not sell short, directly or indirectly through any affiliate, any shares of our common stock, except during the ten trading days preceding any exercise date with respect to the exercise of repricing rights by the investors. Although the circumstances under which these investors can effect short sales of our common stock are limited, any such sales made by these investors or by other parties could, if done in sufficient quantities, significantly depress the trading price of our common stock. Moreover, given the relatively low trading volume for our common stock, a short sale of a relatively small block of shares could have significantly more impact than such a sale would have on a more established public company with a higher trading volume. As a result, our net income per share could be materially decreased, or net loss per share materially decreased, in future periods and the market price of our common stock could be materially and adversely affected.

         SOME OF THE PROVISIONS OF OUR CHARTER DOCUMENTS AND DELAWARE LAW COULD PREVENT A CHANGE IN CONTROL OF THE COMPANY. Some of the provisions of our Certificate of Incorporation, our bylaws and the Delaware General Corporation Law could make it more difficult for a party to acquire us, even if a change in control would be beneficial to our stockholders. See "Description of Capital Stock" for more information on our charter provisions and the Delaware General Corporation Law. These provisions include:

         -- authorizing the issuance of up to 25 million shares of "Blank Check" preferred stock, which can be issued by the Board without the prior approval of our stockholders;

         --       prohibiting stockholder action by written consent;

         --       Section 203 of the Delaware General Corporation Law.

         WE DO NOT PAY DIVIDENDS ON OUR COMMON STOCK AND HAVE NO PLANS TO DO SO. We intend to retain any earnings to finance growth and development of our business and do not anticipate paying cash dividends in the foreseeable future. Accordingly, our shareholders will need to look for appreciation in the market price of our stock, if any, for a return on their investment.

         OUR MANAGEMENT HAS BROAD DISCRETION OVER ESTABLISHING AND IMPLEMENTING OUR OPERATIONAL STRATEGIES AND GOALS. Our management may devise, modify, abandon or implement operating strategies at any time within their discretion without a vote of our shareholders. Accordingly, investors must depend on our management's experience and judgment in making critical decisions affecting our business and operating results.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of common stock by the selling security holders. All proceeds from the sale of the selling security holders shares will be for the account of the selling security holders. However, we will receive up to $171,000 in proceeds in the event the selling stockholders exercise their warrants. We will use all of any such proceeds for general corporate purposes.

                                 DIVIDEND POLICY

         We have never paid or declared a dividend on our common stock. We intend, for the foreseeable future, to retain all future earnings for use in our business. The amount of dividends we pay in the future, if any, is within the discretion of our Board of Directors and will depend upon our earnings, capital requirements, financial condition and other relevant factors.

                                MATERIAL CHANGES

CHANGES IN OUR OFFICERS AND DIRECTORS

         Effective April 16, 2001, Messrs. Donald Cameron, Kenneth Ravazzolo and Robert Wilson resigned as directors of the Company, and Mr. Cameron resigned as the Company's Chief Executive Officer and President and is no longer with the Company. Upon effectiveness of these resignations, Mr. Schachter and Ms.
Mersky became directors of the Company. One of the Company's five directorships is currently vacant. The Board has directed the Company's officers to commence a search for a successor to Mr. Cameron as Chief Executive Officer of the Company.

         Mr. Schachter is a consultant to the Company providing business strategy and implementation services and is acting Chief Executive Officer of the Company pending the Company's hiring a permanent employee to fill that position. Until 2000, he served as President of Think Interactive, a business and brand strategy consulting company he founded in 1997. After that company merged with U.S. Interactive in 2000, Mr. Schachter continued his consulting duties at U.S. Interactive for a 6-month transition period. Prior to founding Think Interactive, Mr. Schachter worked for Chiat/Day Advertising. Mr. Schachter received his BA and MBA from York University, Toronto, Ontario, Canada.

         Ms. Mersky serves as Senior Director, Client Services for the The Synapse Group, of Burlington, Ontario. Prior to joining the The Synapse Group in 1991, Ms. Mersky had served as project manager at Science and Medicine Canada since 1988. Ms. Mersky holds a Bsc.AAM degree from the University of Toronto and a degree in visual communications from the Alberta College of Art.

OUTLOOK

         Our primary emphasis is providing specialized interactive voice response (IVR) services and the development and deployment to corporate customers of hosting and related services using leading edge speech recognition technology. Effective April 16, 2001, Donald E. Cameron resigned as president and chief executive officer of the company. Upon effectiveness of this resignation, Andrew Schachter became acting chief executive officer pending the company's hiring a permanent employee to fill that position. Paragon is a value-added reseller and developer of computer technology solutions using the emerging automated speech recognition technology.

         The development and deployment of services using leading edge speech recognition technologies has been our principal emphasis for the past several fiscal quarters. During the first six months of the fiscal year 2001, previous management expended significant amounts to expand our employee and technological resources in anticipation of customer demand for these services. However, due to uncertainties arising from the slowdown of the U.S. economy, most of our targeted customers for these services have delayed or deferred their decisions to upgrade their interactive voice response and hosting services. As a result, the revenue-generating contracts that previous management anticipated would arise during these three fiscal quarters failed to materialize.

         The new management expects that modest revenue generating contracts will be signed during the next two fiscal quarters. The discussion below emphasizes the increase in our costs and expenses as compared to the same periods last year. During the prior fiscal quarter ended January 31, 2001, and subsequent thereto, we have taken significant action to reduce and contain our operating costs and expenses.

         The Company is restructuring its operations and has revised its strategic plan in order to become cash flow positive and achieve profitability in fiscal year 2002. The Company has identified costs associated with the restructuring during the three months ended April 30, 2001. The cost of these items is approximately $476,500 or 27.3% of the total costs and expenses of the three month period ended April 30, 2001.

         Management believes the combination of its reductions in staff, administration and operating costs and other cost controls it has put into place will greatly reduce expenses until it can generate additional revenues. Based on its current cash flow projections and analysis, management expects the Company to complete targeted operations for its current fiscal year. We believe we have reached an agreement in principal with H&QGF for an additional $3.0 million equity line of credit and that we are positioned for the revenue growth management projects for our fiscal year 2002.

BH CAPITAL AND EXCALIBUR FINANCING

         On each of April 16, 2001 and May 15, 2001, BH Capital and Excalibur purchased in equal amounts 50,000 shares of the Company's Series B preferred stock at a price of $5.00 per share and a 3-year warrant for the purchase of 15,000 shares of Series B preferred stock at a price of $5.50 per share. Each share of Series B preferred stock is convertible into ten shares of our common stock. In each of these two transactions, we issued to two unrelated finders, Next Millenium and Mr. Ira Terk, an aggregate of 37,500 shares of our common stock and warrants for the purchase of an aggregate 5,000 shares of common stock at a price of $.60 per share. We agreed to file this registration statement of which this Prospectus is a part, covering the common stock issued to the selling stockholders upon conversion of this Series B preferred stock and upon exercise of these warrants.

         Also on April 16, 2001, we agreed to amend our June 12, 2000 securities purchase agreement with BH Capital and Excalibur regarding the definition of average market price (used to determine the number of shares issuable upon exercise of their repricing rights) and to extend the term of repricing rights from 18 to 24 months. We also agreed to engage Mr. Schachter as a financial consultant to the Company and to appoint Mr. Schachter and Ms. Mersky to our board of directors.

         We realized aggregate net proceeds of approximately $2,730,000 from the June 12 transaction and the April 16 and May 15 transactions described above after payment of finders' compensation, legal and accounting fees, and other direct costs of the transactions. These amounts do not include the up to additional $682,045 we may receive from the exercise of the warrants issued to the selling stockholders in these transactions. We used these funds we received to purchase additional computer equipment, including servers and supporting hardware and to initially fund additional personnel necessary to expand our ASR hosting services. We have no minimum budget for these expenditures and our expansion plans may be scaled and timed to meet our available cash resources.

H&QGF FINANCING

         On November 21, 2000, we executed a Loan and Security Agreement providing for up to $1.15 million loan financing by Hambrecht & Quist Guaranty Finance, LLC (H&QGF), a privately held venture capital firm. Of the total loan, $650,000 was funded upon execution, an additional $250,000 was funded on April 16, 2001 and the remaining $250,000 was funded on May 15, 2001. Interest on the loan is payable monthly through July 31, 2002, and then quarterly thereafter. Principal on the loan is payable in six equal quarterly payments commencing in August 2002. Payment of the loan is secured by a first lien on our equipment and fixtures, inventory, accounts receivable and general intangibles, including trade names, trademarks, patents and copyrights. The loan agreement restricts the amount and/or terms of additional financing we can incur and contains other restrictive covenants intended to protect the lender. H&QGF has also assigned to our Board its general voting rights for any Series A preferred stock it may receive pursuant to its secured loan or its warrant or equity line of credit described below. Under the agreement, we paid a one-time transaction fee and other direct costs of $40,000.

         The outstanding balance of principal and interest on the loan is convertible into shares of our Series A preferred stock at a price of $.75 per share, subject to adjustment for stock splits, stock dividends, or in the event we are involved in a merger or reorganization. We agreed to file and subsequently filed a registration statement, of which this Prospectus is not a part, to register the resale of the common stock we may issue by reason of the conversion of the loan to Series A preferred stock, both through the payment of dividends in common stock on the Series A preferred stock and the subsequent conversion of the Series B preferred stock into our common stock.

         We also issued to H&QGF a warrant to purchase 394,737 shares of our Series A preferred stock. The warrant provides for an exercise price of $.75 per share, which may be paid either in cash or by a cashless exercise, pursuant to which the Series A preferred stock issuable is based on the difference between the exercise price and the fair market value of the Series A preferred stock at the time of exercise.

         After payment of our direct costs of this financing, including legal fees and our transaction costs, we realized aggregate net proceeds of approximately $1,090,000 from this loan. We used these funds to purchase additional computer equipment, pay for additional personnel, and to fund a loan of approximately $150,000 to our majority owned subsidiary, Paragon.

         Also, on November 21, 2000, we executed an equity line of credit agreement with H&QGF, under which, subject to the satisfaction of certain conditions, we can require H&QGF to purchase (or put to H&QGF) up to an aggregate of $3.0 million of our Series A preferred stock over a 12-month period at a price which would generally equal 83% of the lower of (X) the average of the bid prices of our common stock over the five-day period ending on the relevant closing date and (Y) the closing price of our common stock on the relevant closing date. Our ability to put this preferred stock to H&QGF is subject to the prior effectiveness of a registration statement covering H&QGF's resale of the common stock it may receive upon conversion of the Series A preferred stock we put to it. The SEC has advised the Company that it may not register the resale of this common stock before H&QGF actually purchases the Series A preferred stock to which it relates. As a result, the equity credit line cannot become effective unless this condition is waived or the credit line agreement is amended or replaced. The Company is currently discussing an amendment or replacement agreement with H&QGF for the $3.0 million equity credit line. It is not certain an agreement in this regard can be reached, and there is no assurance all or a portion of this $3.0 million financing will otherwise be completed.

                              SELLING STOCKHOLDERS

         The following table sets forth certain information as of the date of this Prospectus, relating to the selling stockholders. As a condition to the selling stockholders' purchase of the shares, the resale of which are covered by this prospectus, we appointed Mr. Schachter to our Board and engaged Mr. Schachter as an officer and consultant. None of the selling stockholders has otherwise ever held any position or office with us or had any material relationship with us. The shares beneficially owned do not include shares issuable under repricing rights or anti-dilution provisions.

                                             SHARES BENEFICIALLY     SHARES TO BE                SHARES
                                               OWNED PRIOR TO         SOLD IN THE             BENEFICIALLY
                                                 OFFERING(1)          OFFERING(2)       OWNED AFTER THE OFFERING
                                              Number      Percent                           Number       Percent
                                              ------      -------                           ------       -------
BH Capital Investments, L.P.(3)            1,806,946(4)      5.43%          837,500        969,446(6)       2.92%
Excalibur Limited Partnership(5)           1,806,946(4)      5.43%          837,500        969,446(6)       2.92%
Next Millenium Capital Holdings, LLC          67,500(7)       .20%           42,500         25,000(8)        .08%
Ira Terk                                      67,500(7)       .20%           42,500         25,000(8)        .08%

----------

(1) Under the agreements, BH Capital and Excalibur may not convert their Series B preferred stock to the extent such conversion would result in them then owning more than 9.9% of our outstanding common stock. This restriction may be waived by BH Capital and Excalibur upon 75 days prior notice to us.

(2)      Assumes the sale of all shares offered hereby.

(3) These shares are beneficially owned by Henry Brachfeld, the President of HB and Co., Inc., the General Partner of BH Capital Investments, L.P., who has shared voting and investment power with respect to the shares.

(4) Amount includes up to 969,446 of other shares owned and shares which are issuable upon the exercise of warrants and repricing rights, the sale of which shares are not covered by the registration statement of which this Prospectus is a part.

(5) These shares are beneficially owned by William Hechter, the President of Excalibur Capital Management, Inc., the General Partner of Excalibur Limited Partnership, who has shared voting and investment power with respect to the shares.

(6) Assumes the sale of none of the 969,446 other shares beneficially owned and shares which are issuable upon the exercise of the repricing rights and warrants which are or may be covered by another registration statement of which this Prospectus is not a part.

(7) Includes 25,000 shares which are issuable upon the exercise of warrants, the sale of which shares are not covered by the registration statement of which this Prospectus is a part.

(8) Assumes the sale of none of 25,000 shares issuable under warrants owned which are covered by another registration statement of which this Prospectus is not a part.

----------

         Except as set forth above, no selling shareholder has had any material relationship with Interactive Telesis Inc. during the last three years.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED STOCK

         The Company is authorized to issue an aggregate of 125 million shares, 100 million of which will be $0.001 par value common stock and 25 million of which will be preferred stock. As of July 13, 2001, we had 33,177,290 shares of our Common Stock outstanding held by an estimated 8,300 beneficial owners. As of the date of this Prospectus, we had 100,000 shares of our Series B preferred stock outstanding and no shares of our Series A preferred stock outstanding.

COMMON STOCK

         Holders of shares of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders generally. Approval of proposals submitted to shareholders at a duly held meeting, other than the election of directors, requires a vote of the shareholders holding a majority of the shares eligible to vote at the meeting who are present in person or by proxy. The foregoing notwithstanding, the Corporation's Articles of Incorporation provide that any amendment, alteration, change or repeal of any provision contained in the Articles of Incorporation require a vote of the shareholders owning at least 75% of the shares entitled to vote on the measure who are present in person or by proxy at the meeting. Also subject to Delaware law, the Corporation's Bylaws provide that any ordinary resolution passed by the vote of the shareholders holding 50% of the shares entitled to vote which are present in person or by proxy at a duly called meeting are required to (i) approve a contract where there are no disinterested directors; or (ii) approve a sale of all or substantially all the Corporation's assets; or (iii) to approve the dissolution, winding up or liquidation of the Corporation. The Corporation's Bylaws provide that the holders of 33-1/3% or more of the Corporation's outstanding stock entitled to vote at a meeting constitute a quorum at all shareholder meetings for the transaction of business, except as otherwise required by statute or the Articles of Incorporation.

         Stockholders are entitled to receive dividends as may be declared from time to time by the Board of Directors out of funds legally available therefore, and in the event of liquidation, dissolution or winding up of the Company to share ratably in all assets remaining after payment of liabilities. The holders of shares of Common Stock have no preemptive, conversion, subscription or cumulative voting rights.

PREFERRED STOCK

         We will have the authority to issue up to 25 million shares of preferred stock, $0.001 par value per share, in one or more series as determined by the Board of Directors of the Company. The Board of Directors of the Company may, without further action by the stockholders of the Company, issue one or more series of preferred stock and fix the rights and preferences of such shares, including the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or the designation of such series. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of preferred stock issued by the Company in the future. In addition, the issuance of preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company.

        The Company has designated 10,000,000 shares of Series A Preferred Stock and 200,000 shares of Series B Preferred Stock. The following is a summary of the terms, rights and privileges of the Series A Preferred Stock and the Series B Preferred Stock. Unless otherwise stated, for the purposes of this discussion, both the Series A Preferred Stock and the Series B Preferred Stock are referred to as "Preferred Stock" and have the same terms, rights and privileges.

               RANK. The preferred stock ranks prior to the common stock as to dividends and distributions of assets and each series ranks pari passu with the other.

                  DIVIDENDS. Holders of the preferred stock are entitled to receive an annual dividend equal to 7.5% of the initial issuance price of the preferred stock, compounded and paid monthly. Dividends are payable on the Series A Preferred Stock in shares of Series A Preferred Stock valued at 83% of the closing price of our common stock on the dividend payment date. Dividends on the Shares of Series B Preferred Stock are payable in shares of Series B Preferred Stock valued at an amount equal to the product of 10 multiplied by 83% of the closing price of our common stock on the dividend payment date.

                  CONVERSION RATE. The Series A Preferred Stock converts into common stock on a 1 to1 basis and the Series B Preferred Stock initially converts into common stock on a 10 to 1 basis. The conversion rates are adjustable from time to time to account for stock splits, stock dividends, reorganization, mergers, asset sales and similar events.

                  LIQUIDATION. Upon a change in control, liquidation, dissolution or winding up of our affairs, each holder of shares of any series of our preferred stock will be entitled, on an equal basis with all other holders of the preferred stock, to a liquidation preference prior in right to any holders of our common stock. The liquidation preference equals the amount paid for the preferred stock.

                  REDEMPTION. Holders of the preferred stock do not have redemption rights.

                  VOTING. Holders of shares of any series of the preferred stock are entitled to vote on all matters submitted to stockholders for a vote, voting together with the holders of our common stock as a single class. Holders of the preferred stock are entitled to one vote for each share of common stock into which the preferred stock they hold is convertible.

         Each series of the preferred stock is entitled to vote as a separate class on the creation of any new series of preferred stock or the issuance of additional shares of capital stock ranking senior or equal to that series of preferred stock.

WARRANTS

         As of the date of this prospectus, we had issued warrants to purchase an aggregate of 988,008 shares of common stock (including the H&QGF warrant for 394,737 shares registered under this prospectus) at a weighted average exercise price of $1.36 per share, all of which are currently exercisable. These warrants expire at various times between June 2003 and November 2007.

OPTIONS

         See "Management -- Stock Plans" for a discussion of our outstanding options.

MARKET PRICE OF AND DIVIDENDS ON THE COMPANY'S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS

         Our common stock has been traded on the OTC Bulletin Board Market under the symbol "TSIS" since October 1996. The following table shows the high and low closing sales prices per share of our common stock as reported for the OTC Bulletin Board Market for each quarter since the calendar quarter ending October 31, 1998.

                                                                                                  AVERAGE TRADING
                                                                                                    VOLUME PER
                                                              HIGH            LOW        CLOSE        QUARTER
FISCAL YEAR 2001
         First Quarter (8/1/2000 - 10/31/2000)             $1.5938        $0.9375        $1.25           103,100
         Second Quarter (11/1/2000 - 1/31/2001)            $1.3125        $0.3438      $0.8125           113,500
         Third Quarter (2/1/2001 - 4/30/2001)                $0.61          $0.34        $0.42            60,400
FISCAL YEAR 2000
         First Quarter (8/1/99 - 10/31/99)                   25/64           5/16         5/16            77/633
         Second Quarter (11/1/99 - 1/31/00)                   3.69            .27          .75           434,666
         Third Quarter (2/1/00 - 4/30/00)                  5  4/64          1 1/2      2 62/64           454,000
         Fourth Quarter (5/1/00 - 7/31/00)                       3         2 3/16        2 1/2            89,433
FISCAL YEAR 1999
         First Quarter (8/1/98 - 10/31/98)                   33/64            1/4        25/64           260,500
         Second Quarter (11/1/98 - 1/31/99)                  27/64            1/4        17/64           100,433
         Third Quarter 2/1/99 - 4/30/99)                     33/64          17/64        13/32           129,466
         Fourth Quarter (5/1/99 - 7/31/99)                    7/16          23/64          3/8           108,400

----------

         The quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.

         We have never declared or paid any dividends on our common stock, and we do not expect to declare or pay any cash dividends in the foreseeable future. The payment of dividends, if any, in the future is within the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial condition and other relevant factors.

ANTI-DILUTION RIGHTS AND REPRICING RIGHTS

         We may be required to issue additional shares of common stock to satisfy anti-dilution adjustments under our June 12, 2000 agreements with BH Capital and Excalibur, under the options and warrants we have outstanding and under the Series A preferred stock issuable to H&QGF. The repricing rights entitle BH Capital and Excalibur to receive additional shares of common stock if the average market price of the 905,797 shares they own is less than $2.76 at the time those shares are sold. For the purposes of the repricing rights agreement, as amended, "average market price" means 90% of the average of the closing bid prices of our common stock on each of the two trading days having the lowest closing bid price during the 30 consecutive trading days immediately preceding the exercise date of the repricing rights. The repricing rights expire after the sooner of 10 days following the sale of the common shares to which they relate or October 6, 2002.

                              PLAN OF DISTRIBUTION

         This prospectus covers the proposed resale of up to an estimated 1,760,000 shares of our common stock by the selling stockholders. No shares will be sold by us. The selling stockholders may offer the shares at various times in one or more of the following transactions:

         --       on the OTC Bulletin Board;

         --       in transactions other than market transactions;

         -- if otherwise permitted, in connection with short sales of our shares;

         --       by pledge to secure debts or other obligations;

         -- if otherwise permitted, in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

         --       in a combination of any of the above.

         Each of the selling stockholders, may be deemed an underwriter with respect to any shares it sells which are covered by this prospectus. The selling stockholders may sell shares at market prices then prevailing, at prices related to prevailing market prices, at negotiated prices or at fixed prices. The selling stockholder may use broker-dealers to sell shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they have acted as agents. The selling stockholders will not pay any selling broker-dealer or any related person of a broker-dealer any reimbursement for expenses or, except for usual and customary sales commissions or discounts for transactions of this nature not to exceed 8.0%, any other compensation in connection with the sale of the shares. It is possible that a significant number of shares may be sold and, accordingly, such sales or the possibility thereof may have a depressive effect on the market price of the common stock.

         Because each of the selling stockholders may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of a selling stockholder's shares, the selling stockholder, any selling broker or dealer and any "affiliated purchasers" may be subject to Regulation M under the Securities Exchange Act of 1934 until its participation in that distribution is completed.

                                LEGAL PROCEEDINGS

         The Company has resolved without admission of liability a lawsuit brought against it in fiscal 1999 in the Superior Court of Los Angeles, California, by a former consultant claiming compensatory and punitive damages in excess of $2,000,000 for, among other things, alleged wrongful termination and breach of contract. On January 7, 2001, the Company settled this litigation by agreeing to pay $550,000 as follows: One payment of $150,000 issued at settlement (277,776 restricted shares), five payments of $30,000 on January 8, 2001 and on the first day of each succeeding four (4) months and eight quarterly increments of $31,250 each, commencing July 1, 2001. The payments are to be made in the Company's common stock valued at the market price on the date of issuance. The Company will not pay cash in settlement of this litigation.

         The Company has also resolved by private mediation before Hon. Herbert Hoffman, Retired, a claim brought by a former officer and consultant, alleging breach of contract regarding the issuance of certain options under the 1996 Plan. On December 1, 2000, the Company resolved this claim (pre-litigation) by its agreement to pay for the former officer and consultant's exercise of his options as they became vested to purchase 120,000 shares of the Company's common stock at a price of $.35 per share for 100,000 shares and $0.78 per share for 20,000 shares, and to pay the former officer and consultant $25,000 in five equal quarterly installments, commencing December 31, 2000.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Under Section 203, certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such a stockholder became an interested stockholder, unless (i) the corporation has elected in its original certificate of incorporation not to be governed by
Section 203; (ii) the business combination was approved by the Board of Directors of the corporation before the other party to the business combination became an interested stockholder, (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or (iv) the business combination was approved by the Board of Directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who, together with affiliates and associates, owns (or, within three years prior, did own) 15% or more of a Delaware corporation's voting stock. Section 203 could prohibit or delay a merger, takeover or other change in control of the Company and therefore could discourage attempts to acquire the Company.

                                  LEGAL MATTERS

         Rushall & McGeever, APLC, Carlsbad, California, will pass upon the validity of the common stock.

                                     EXPERTS

         Our financial statements, incorporated by reference from our annual report Form 10-KSB for the year ended July 31, 2000, in this prospectus have been included in reliance upon the report of Pannell Kerr Forster, Certified Public Accountants, A Professional Corporation, given upon the authority of that firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a Registration Statement on Form S-3 regarding this offering with the SEC. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may read and copy the registration statement, the related exhibits and the other materials we file with the SEC at the SEC's public reference room in Washington, D.C. and at the SEC's regional offices in Chicago, Illinois and New York, New York. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC; the site's address is www.sec.gov. You may also request a copy of these filings, at no cost, by writing or telephoning us as follows:
Interactive Telesis Inc., 12636 High Bluff Drive, 2nd Floor, San Diego, California 92130, telephone (858) 523-4000.

                           INCORPORATION BY REFERENCE

         The SEC allows us to "incorporate by reference" in this prospectus other information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus; however, the information presented in this prospectus will be deemed to supersede any earlier information contained in incorporated documents filed with the SEC before the date of this prospectus. Information that we file with the SEC after the date of this prospectus will automatically update and supersede the information in this prospectus and any earlier filed or incorporated information.

         The following documents we have filed with the SEC are incorporated herein by reference:

(1)      Our Quarterly Report on Form 10-QSB for the nine months ended April 30,
         2001;

(2)      Our Annual Report on Form 10-KSB for the fiscal year ended July 31,
         2000; and

(3) Any future filings made with the SEC under Sections 13(a), 13(c),14, or 15(d) of the Exchange Act until we sell all of the securities offered by this prospectus.

         You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expense of Issuance and Distribution.

         Expenses payable in connection with this offering (estimated except in the case of the registration and additional listing fee) are as follows:

Securities and Exchange Commission registration fee               $   88
Printing*                                                         $   200
Legal and Accounting fees and Expenses*                           $   5,000
Miscellaneous Expenses*                                           $   500
                                                                  ---------
TOTAL*                                                            $   5,810

Item 15. Indemnification of Director and Officers

         Section 145 of the Delaware General Corporation Law (the "DGCL") contains the provisions entitling the Registrant's directors and officers to indemnification from judgments, fines, amounts paid in settlement, and reasonable expenses (including attorney's fees) as the result of an action or proceeding in which they may be involved by reason of having been a director or officer of the Registrant. In its Certificate of Incorporation, the Registrant has included a provision that limits, to the fullest extent now or hereafter permitted by the DGCL, the personal liability of its directors to the Registrant or its stockholders for monetary damages arising from a breach of their fiduciary duties as directors. Under the DGCL as currently in effect, this provision limits a director's liability except where such director (i) breaches his duty of loyalty to the Registrant or its stockholders, (ii) fails to act in good faith or engages in intentional misconduct or a knowing violation of law,
(iii) authorizes payment of an unlawful dividend or stock purchase or redemption as provided in Section 174 of the DGCL, or (iv) obtains an improper personal benefit. This provision does not prevent the Registrant or its stockholders from seeking equitable remedies, such as injunctive relief or rescission. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence. The Certificate of Incorporation also includes provisions to the effect that (subject to certain exceptions) the Registrant shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify, and upon request shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as may from time to time be in effect. In addition, the By-Laws require the Registrant to indemnify, to the full extent permitted by law, any director, officer, employee or agent of the Registrant for acts which such person reasonably believes are not in violation of the Registrant's corporate purposes as set forth in the Certificate of Incorporation. At present, the DGCL provides that, in order to be entitled to indemnification, an individual must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Registrant's best interests. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to any charter provision, by-law, contract, arrangement, statute or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 16. Exhibits

  EXHIBIT NUMBER  DESCRIPTION OF DOCUMENT

         3.1      Province of British Columbia, Company Act, Certificate of
                  Incorporation, Butter Rock Resources.(1)

         3.2      Company Act, Memorandum, Butter Rock Resources(1)

         3.4      Certificate of Incorporation of the Company - Delaware(1)

         3.5 Certificate of Amendment of Certificate of Incorporation of the Company - Delaware(1)

         3.6      Bylaws of the Company(1)

         3.7      Certificate of Designations, Preferences and Rights of Series
                  A Convertible Preferred Stock(1)

         3.8      Certificate of Amendment of Certificate of Incorporation(1)

         3.9      Certificate of Amendment of Certificate of Designations,
                  Preferences and Right of Series A Convertible Preferred
                  Stock(1)

         3.10     Certificate of Designations, Preferences and Rights of Series
                  B Convertible Preferred Stock(1)

         3.11     Certificate of Correction(2)

         5.1 Opinion of Rushall & McGeever, APLC, as to the legality of the securities.

         10.52    Hambrecht & Quist Guaranty Finance, LLC Loan and Security
                  Agreement with Schedule.(1)

         10.53    Hambrecht & Quist Guaranty Finance, LLC Intellectual Property
                  Security Agreement.(1)

         10.54    Hambrecht & Quist Guaranty Finance, LLC Equity Line of Credit
                  Agreement.(1)

         10.55 Hambrecht & Quist Guaranty Finance, LLC Warrant Agreement with form of Warrant.(1)

         10.56    Hambrecht & Quist Guaranty Finance, LLC Registration Rights
                  Agreement.(1)


                                      II-2

         10.57    First Amendment to H&QGF Loan and Security Agreement.(1)

         10.58    First Amendment to Schedule to H&QGF Loan and Security
                  Agreement.(1)

         10.59    First Amendment to H&QGF Equity Line of Credit Agreement.(1)

         10.60    Reissued H&QGF Warrant.(1)

         10.61    Assignment of Voting Rights.(1)

         10.62    Amendment No. 2 to Securities Purchase Agreement.(1)

         10.63    Series B Preferred Stock Purchase Warrant.(1)

         10.64    Series B Preferred Stock and Warrants Purchase Agreement.(1)

         10.65    Registration Rights Agreement.(1)

         10.66    Second Amendment to Loan and Security Agreement.(1)

         10.67    Series B Preferred Stock Purchase Warrant.(2)

         10.68    Series B Preferred Stock and Warrants Purchase Agreement.(2)

         10.69    Registration Rights Agreement.(2)

         10.70    Third Amendment to Loan and Security Agreement.(2)

         23.1 Consent of Rushall & McGeever, APLC, (contained in Exhibit 5.1 to this Registration Statement

         23.2     Consent of Pannell Kerr Forster dated July 30, 2001.

         24.1 Powers of Attorney (included on the signature page of this registration statement)

----------
(1) Incorporated by reference to the exhibit with the corresponding number contained in the Company's Registration Statement on Form SB-2, as amended, filed on December 20, 2000 (file No. 333-52284).

(2) Incorporated by reference to the exhibit with the corresponding number contained in the Company's Registration Statement on Form S-3, as amended, filed on May 25, 2001 (file No. 333-61710).

ITEM 17. Undertakings.

         (a) We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report under
Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report under Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of these securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against liabilities (other than the payment by ACTV of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by that director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether this indemnification is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of the issue.

         (c) We hereby undertake that: (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)
(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective; (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered in the registration statement, and the offering of those securities at that time shall be deemed to be the initial bona fide offering of those securities.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, in the County of San Diego, California, on July 31, 2001.

                                       INTERACTIVE TELESIS INC.

                                    By:/s/ Andrew Schachter
                                       --------------------
                                       Andrew Schachter, Chief Executive Officer

         Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Andrew Schachter, as his true and lawful attorney-in-fact and agent, with full power of substitution for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement on Form S-3 of Interactive Telesis Inc. and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE                    TITLE                                        DATE

/Andrew Schachter            Chief Executive officer, President and       July 31, 2001
-----------------            Director (Principal Executive Officer)
Andrew Schachter
/s/William R. Adams          Chief Financial Officer and Secretary        July 31, 2001
-------------------          (Principal Accounting Officer)
William R. Adams
/s/Willard Lee McVey         Director                                     July 31, 2001
--------------------
Willard Lee McVey
/s/Cindy J. Mersky           Director                                     July 31, 2001
------------------
Cindy J. Mersky
/s/Albert L. Staerkel        Director                                     July 31, 2001
---------------------
Albert L. Staerkel